Exhibit 2.6

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing 50 ordinary shares of China Finance Online Co. Limited (“China Finance Online” or the “Company”) are listed on the NASDAQ Global Select Market and the shares are registered under Section 12(g) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Shares underlying the ADSs are held by JPMorgan Chase Bank N.A., as depositary, and holders of ADSs will not be treated as holders of the shares.

Ordinary Shares

Preemptive Rights (Item 9.A.3 of Form 20-F)

The shareholders of China Finance Online have preemptive rights under the Hong Kong Companies Ordinance (Cap. 622 of the Laws of Hong Kong), but the general mandate granted by shareholders to the directors annually gives the directors the power to allot shares other than on a preemptive basis.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The ordinary shares of China Finance Online have no par value. Whilst our memorandum of association (which is treated by the Hong Kong Companies Ordinance as being part of our articles of association (the “Articles”)) states that our ordinary shares have a nominal value, the Hong Kong Companies Ordinance treats the shares of a Hong Kong company as having no nominal value, and thus construes such provisions in our Articles as referring to shares without a nominal value. The number of ordinary shares that have been issued as of the last day of the fiscal year ended December 31, 2019 is provided on Item 6. E. Share Ownership of the annual report on Form 20-F filed on [•], 2020 (the “2019 Form 20-F”).

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividend

The holders of our ordinary shares are entitled to such dividends as may be declared at any general meeting of our shareholders by ordinary resolution (which is a resolution passed by a majority of our shareholders who attend in person or by proxy and vote at a meeting of shareholders), or to such interim dividends as may be declared by our board of directors. Upon the recommendation of our board of directors, a dividend may be satisfied wholly or in part by the allotment of new shares credited as fully paid, or by a distribution of specific assets.

Voting Right

Under the Hong Kong Companies Ordinance, there are two types of shareholder resolutions: an ordinary resolution, which requires approval by a simple majority of those shareholders who attend (in person or by proxy) and vote at a meeting of shareholders; or a special resolution, which requires approval by a 75% majority of such shareholders. Generally, special resolutions, as provided by the Hong Kong Companies Ordinance and our Articles, are reserved for the more significant corporate matters, of which there is only a limited list of items. All other matters are subject to approval by ordinary resolution.

Unless any shares have special terms as to voting, on a show of hands every member who is present in person at a general meeting shall, have one vote, and on a poll, every member who is present in person or by proxy shall have one vote, for every fully paid share of which he is the holder. Our Articles set out the circumstances in which a poll can be demanded.

Transfer

Subject to all applicable laws, including, without limitation, U.S. securities laws, the Nasdaq Rules, and the rules and regulations of any other applicable securities exchange, and to such of the restrictions of our Articles as may be applicable, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual form, or such other form as our board of directors may approve. The instrument of transfer of a share shall be signed by or on behalf of both the buyer and the seller of that share. Except as provided in the paragraph above, our board of directors may also decide, either generally or in any particular case, upon request by either the buyer or seller of shares to accept mechanically signed transfers. The seller shall be deemed to remain the holder of the share until the name of the buyer is entered into our register in respect of that share.

          Our board of directors may in its absolute discretion and without giving any reason, decline to register any transfer of any share which is not a fully paid share or if the transfer is not in compliance with the transfer procedures set forth in our Articles.

           If our board of directors declines to register a transfer of any share, we must send to the seller and the purchaser notice of the refusal within twenty-one days after the date on which the instrument of transfer was lodged with us.

Redemption

Subject to the Hong Kong Companies Ordinance and to any special rights conferred on the holders of any shares or class of shares, any shares may, with the sanction of a special resolution, be issued on terms that they are,  at the option of the Company or the shareholder, are liable, to be redeemed.

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

Subject to the Hong Kong Companies Ordinance, the special rights for the time being attached to any class of shares (including but not limited to preference shares) for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of such shares. To any such separate general meeting all the provisions of these Articles as to general meetings of the Company shall apply, but so that (i) the necessary quorum shall be one or more persons holding or representing by proxy not less than one-third in paid up value of the issued shares of the class, (ii) every holder of shares of the class shall be entitled on a poll to one vote for every share held by him, and (iii) any holder of shares of the class present in person or by proxy may demand a poll. These provisions also apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if such shares formed a separate class.

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no restrictions, either pursuant to the Articles, or pursuant to the current laws of Hong Kong, on the rights of non-residents of Hong Kong or foreign persons to hold or exercise voting rights with respect to our ordinary shares.

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

The Articles include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change in control transactions, including, among other things, the following:

•

Our Articles provide for a staggered board, which means that half of the directors for the time being (excluding our chief executive officer) or if their number is not a multiple of two, then the whole number nearest to but not exceeding one-half, who have been longest in office since their last election, shall retire from office by rotation at every annual general meeting and the retiring directors shall be eligible for re-election. Our chief executive officer will at all times serve as a director, and will not be required to retire as a director and to stand for re-election, so long as he remains our chief executive officer. This means that, with our staggered board, at least two consecutive annual general meetings, instead of one, are generally required in the normal course to effect a change in a majority of our directors, making it more difficult for any potential acquirer to take control of our board in a relatively short period of time, which may discourage contests for the election of our directors and purchases of substantial blocks of our shares.

•

Hong Kong law permits shareholders of a company to remove directors by ordinary resolution. Our Articles require any shareholder who wishes to remove a director by a resolution passed at a general meeting to give us advance notice in writing of the intention at least 120 days before the meeting at which it is to be proposed, making it more difficult and time consuming for a potential acquirer who has accumulated substantial voting rights to obtain control of our board by removing opposing directors.

•

Our Articles provide that our board can have no less than five and not more than nine directors. Our board currently has five directors. Any increase in the maximum number of directors on our board beyond nine directors can only be accomplished by special resolution of the shareholders to amend our Articles. These restrictions can make it more difficult for a potential acquirer who has accumulated a majority of our shares to take control of us by promptly increasing the size of our board and appointing new directors that are its nominees.

•

Hong Kong does not have merger laws that permit Hong Kong companies (other than within the same group) to merge in the same way as U.S. companies could in the United States. However, the Hong Kong Companies Ordinance has provisions that facilitate an arrangement or compromise between a company and its shareholders and/or creditors. The arrangement or compromise must be approved by a majority in number of each class of shareholders (unless the court orders otherwise) and/or creditors (as appropriate) with whom the arrangement or compromise is to be made, representing at least 75% of the voting rights of each such class of shareholders or creditors in value that are present and voting either in person or by proxy at meetings ordered by the High Court of Hong Kong. The arrangement or compromise is not effective unless sanctioned by the High Court of Hong Kong after approval by shareholders or creditors and the court order has been registered by the Registrar of Companies.

•

Our shareholders have authorized our board of directors, without any further action by shareholders, to issue additional shares. Under Hong Kong law, the authority granted by our shareholders will remain valid until the conclusion of the next annual general meeting, or the time when our next annual general meeting is required to be held. For as long as this approval remains effective, or is renewed, our board of directors will have the power to issue additional ordinary shares (including ordinary shares represented by ADSs) and preference shares on a non-preemptive basis without any further authorization from the shareholders.

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed. Shareholders will, however, be required to disclose shareholder ownership in accordance with applicable laws and regulations.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Differences between Hong Kong corporate law and Delaware corporate law

Hong Kong laws differ in some respects from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of significant differences between the Companies Ordinance, which applies to us, and laws applicable to Delaware corporations.

Dividends

Under Hong Kong law, a company may only pay dividends out of profits available for distribution, being its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year.

Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the company is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and similar arrangements

As mentioned above, Hong Kong does not have merger laws that permit Hong Kong companies (other than within the same group) to merge in the same way that Delaware corporations can. However, the Hong Kong Companies Ordinance has provisions that facilitate an arrangement or compromise between a company and its shareholders and/or creditors subject to the approval requirements described above.

A potential acquirer of our shares may make a takeover offer for all our shares (other than those already held by the offeror at the date of the offer). Under the Hong Kong Companies Ordinance, a potential offeror who acquires at least 90% of our shares to which the offer relates (not including shares held by the acquirer) has the right to compulsorily acquire the remaining shares to which the offer relates.

If the takeover offer described above is successful, dissenting or non-accepting shareholders will have no rights comparable to appraisal rights, which may otherwise ordinarily be available to dissenting or non-accepting shareholders of Delaware corporations, which would provide rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

Hong Kong law does not provide for the availability of class action suits of the kind that may be recognized by the U.S. courts. The Hong Kong Companies Ordinance permits a derivative action to be brought with the leave of the court, by a member, or an associated company, of the company, on its behalf, if misconduct has been committed against the company. Moreover, professional conduct rules applicable to Hong Kong lawyers prohibit contingency fee arrangements, which are arrangements under which a lawyer or law firm agrees to charge legal fees only if the lawsuit is successful. Shareholders’ suits against a Hong Kong company or its directors can therefore be more difficult and costly for a minority shareholder to commence and maintain in Hong Kong, than in the U.S.

Shareholder proposals

Under Hong Kong law, a company which has received a written resolution with a request for circulation from members entitled to vote on the resolution holding not less than 5% of the total voting rights of all such members (or a lower percentage specified in the company’s articles), is required to circulate the resolution proposed as a written resolution to its members.

The directors of a company are required to call a general meeting of the company if they receive a request to do so from members holding not less than 5% of the total voting rights of all members having a right to vote at general meetings. If the directors fail to call the meeting, the members who requested the meeting, or any of them representing 50% of the total voting rights of all of them, may themselves call the general meeting.

Unless provided in the company's certificate of incorporation or by-laws, Delaware law does not restrict the manner in which stockholders may bring business before a shareholders meeting.

Approval of corporate matters by written consent

Hong Kong law provides that anything that may be done by a resolution passed at a general meeting of a company may be done, without a meeting and without any previous notice being required, by a written resolution of the members of the company. However, this provision does not apply to (a) a resolution removing an auditor, or (b) a resolution removing a director, in either case, before the end of the term of office.

Delaware law permits stockholders to take action by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Calling of special shareholders meetings

The Hong Kong Companies Ordinance gives the board of directors of a company the power to call a shareholders meeting. In addition, as mentioned above, the directors of a company are required to call a general meeting of the company if they receive a request to do so from shareholders holding not less than 5% of the total voting rights of all members having a right to vote at general meetings of a company. If the directors fail to call the meeting, the shareholders who requested the meeting, or any of them representing 50% of the total voting rights of all of them shares, may themselves call a general meeting.

Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or by-laws to call a special meeting of shareholders.

Cancellation of resolutions by the court

The Companies Ordinance provides that if a resolution is approved for:

(i)	an alteration to the company's objects;
(ii)	a reduction of the company's share capital; or
(iii)	a payment for a share redemption or buy-back of shares by the company out of its capital,

in the case of (i), the holders of at least 5% in aggregate of the number of the issued shares in the company, and in the case of (ii) and (iii), any shareholder who did not consent to or vote in favour of the resolution, and any creditor, will have the right to apply to the court to have the resolution cancelled, and the court has the power to cancel the resolution on any terms and conditions it thinks fit.

Delaware law does not explicitly provide for such rights. A corporation's board of directors may ratify one or more defective corporate acts by adopting resolutions setting forth the defective corporate act to be ratified, the date on which that act occurred, the reason why it is defective and that the board has approved the ratification of the defective corporate act or acts. A stockholder vote also is required to ratify the defective act if such a vote was required either at the time of the defective corporate act or at the time the board adopts the resolutions ratifying such act. Delaware law also provides for court involvement and allows a corporation, on an ex parte basis, to request that the court determine the validity of any corporate act (defective or not) or transaction and any stock, rights or options to acquire stock, while conferring substantial discretion and flexibility upon the court to validate certain corporate acts.

Staggered board of directors

The Hong Kong Companies Ordinance does not contain statutory provisions specifically mandating staggered board arrangements for a Hong Kong company. Such provisions, however, may validly be provided for in a company's articles of association.

Delaware law permits corporations to have a staggered board of directors.

Cumulative voting

The Hong Kong Companies Ordinance does not specifically prohibit or restrict the creation of cumulative voting rights for the election of directors of a company. Under our Articles of Association, directors are elected by ordinary resolution of all shareholders having a right to vote at general meetings, and who attend and vote at a general meeting in person or by proxy, and there are no cumulative voting rights.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our Company may from time to time increase its capital by the issue of new shares.

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this description. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Hong Kong law governs shareholder rights. The depositary or its nominee will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights.

The following is a summary of the general terms and provisions of the Second Amended and Restated Deposit Agreement (the “Deposit Agreement”) under which the Depositary will deliver the American Depositary Shares (“ADSs”). The Deposit Agreement is among us, J.P. Morgan Chase Bank, N.A. (the “Depositary”), as Depositary, and all registered holders and beneficial owners from time to time of ADSs issued under it. This summary does not purport to be complete. You should read the Deposit Agreement, which we have filed with the SEC as an exhibit to the Form F-6 filed on December 27, 2019. You may also read the Deposit Agreement at the corporate trust offices of J.P. Morgan Chase Bank, N.A. The principal executive office of the Depositary and its corporate trust office is currently located at 383 Madison Avenue, Floor 11, New York, NY 10179, United States.

American Depositary Shares

The Company’s ordinary shares are listed on the NASDAQ in the form of ADSs, evidenced by American Depositary Receipts (“ADRs”) and traded under the symbol “JRJC”. Each ADR represents 50 ordinary shares.

Voting Rights

As soon as practicable after receipt from the Company of notice of any meeting at which the holders of ordinary shares are entitled to vote or solicitation of consents or proxies of holders of ordinary shares or other deposited securities, the Depositary will distribute to holders a notice stating (a) final information particular to such vote and meeting and any solicitation materials, (b) that each holder on the record date set by the Depositary will, subject to any provisions of the law of Hong Kong, Special Administrative Region of the People’s Republic of China, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company.

Following actual receipt by the ADR department responsible for proxies and voting of holders’ instructions, the Depositary shall endeavor, insofar as practicable and permitted under the provisions of or governing deposited securities, to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any deposited securities.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the holders a notice that provides holders with or otherwise publicizes to holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

Share Dividends and Other Distributions

Subject to paragraphs 4 (Certain Limitations to Registration, Transfer etc.) and 5 (Liability for Taxes, Duties and other Charges) of the form of ADR, to the extent practicable, the Depositary will distribute to each ADR holder entitled thereto on the record date set by the Depositary therefor at such ADR holder’s address shown on the ADR Register, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the custodian) represented by ADSs evidenced by such holder’s ADRs:

(a) Cash: Any US dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in paragraph 10 (Distributions on Deposited Securities) of the form of ADR, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to US dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or US dollars to the US by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any ordinary shares available to the Depositary resulting from a dividend or free distribution on deposited securities consisting of ordinary shares (a “Share Distribution”) and (ii) US dollars available to it resulting from the net proceeds of sales of ordinary shares received in a Share Distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the Depositary as a result of a distribution on deposited securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any US dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on deposited securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any US dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

The Depositary will distribute US dollars by checks drawn on a bank in the US for whole dollars and cents (any fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current policies), pursuant to paragraph 10 (Distributions on Deposited Securities) of the form of ADR.

Deposit, Withdrawal and Cancellation

Subject to the provisions of the Deposit Agreement, the Depositary may so issue ADRs for delivery at the transfer office only against deposit of: (i) Shares in a form satisfactory to the custodian; or (ii) rights to receive shares from the Company or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder.

Subject to paragraphs 4 (Certain Limitations to Registration, Transfer etc.) and 5 (Liability for Taxes, Duties and other Charges) of the form of ADR, upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the transfer office or (ii) proper instructions and documentation in the case of a direct registration ADR, the holder is entitled to delivery at, or to the extent in dematerialized form from, the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by the ADR. At the request, risk and expense of the holder, the Depositary may deliver such deposited securities at such other place as may have been requested by the holder. Notwithstanding any other provision of the deposit agreement or the ADR, the withdrawal of deposited securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act.

All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

Reclassification, Recapitalizations and Mergers

Subject to paragraphs 4 (Certain Limitations to Registration, Transfer etc.) and 5 (Liability for Taxes, Duties and Other Charges) of the form of ADR, the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend the ADR or distribute additional or amended ADRs (with or without calling the ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or other distribution not distributed to holders or any cash, securities or property available to the Depositary in respect of deposited securities from (and the Depositary is authorized to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

To the extent the Depositary does not so amend the ADR or make a distribution to holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by the ADR shall automatically represent its pro rata interest in the deposited securities as then constituted.

Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to holders in accordance with the provisions of the form of ADR. Upon receipt of such instruction, the Depositary shall give notice to the holders in accordance with the terms thereof, as soon as reasonably practicable.

Amendment and Termination

Subject to the last sentence of paragraph 2 (Withdrawal of Deposited Securities) of the form of ADR, the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of holders or beneficial owners, shall become effective 30 days after notice of such amendment shall have been given to the holders. Every holder or beneficial owner of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to prejudice any substantial rights of holders or beneficial owners. In addition, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance.

The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and the ADR by mailing notice of such termination to the holders at least 30 days prior to the date fixed in such notice for such termination, subject to the provisions of paragraph 17 (Termination) of the form of ADR. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADR, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADR, except for to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Limitation on Obligations and Liability to ADR Holders

Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph 2 (Withdrawal of Deposited Securities) of the form of ADR, the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of paragraph 4 (Certain Limitations to Registration, Transfer etc.) of the form of ADR, the Company, the Depositary or the Custodian may require:

(a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charges, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph 7 (Charges of Depositary) of the form of ADR;

(b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and

(c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph 2 (Withdrawal of Deposited Securities) of the form of ADR, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur no liability to holders or beneficial owners (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Hong Kong, Special Administrative Region of the People’s Republic of China, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph 12 (Voting of Deposited Securities) of the form of ADR), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) not incur or assume any liability to holders or beneficial owners except to perform its obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or the ADR; (iv) in the case of the Company and its agents be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable to holders or beneficial owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, any other person believed by it to be competent to give such advice or information, or in the case of the Depositary only, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The Depositary, its agents and the Company may rely on and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform holders or any other holders of an interest in any ADSs about the requirements of law, rules or regulations or any changes therein or thereto. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary and its agents have agreed to indemnify the Company under certain circumstances. No disclaimer of liability under the Securities Act is intended by any provision of the form of ADR.

Books of Depositary

The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian, at the transfer office, on sec’s website, or upon request from the Depositary (which request may be refused by the Depositary at its discretion).